Exhibit 4.1.3

AMBARELLA, INC.

2021 EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

NOTICE OF RESTRICTED STOCK UNIT GRANT

Unless otherwise defined herein, the terms defined in the Ambarella, Inc. 2021 Equity Incentive Plan (the “Plan”) will have the same defined meanings in this Restricted Stock Unit Agreement which includes the Notice of Restricted Stock Unit Grant (the “Notice of Grant”), the Terms and Conditions of Restricted Stock Unit Grant, attached hereto as Exhibit A, the Country Addendum to the Restricted Stock Unit Agreement attached hereto as Exhibit B, and all other exhibits, appendices, and addenda attached hereto (the “Award Agreement”). Participant has been granted the right to receive an Award of Restricted Stock Units, subject to the terms and conditions of the Plan and this Award Agreement, as follows:

Participant Name:
Grant Number
Date of Grant
Vesting Commencement Date
Number of Restricted Stock Units

Vesting Schedule:

Subject to any acceleration provisions contained in the Plan, this Award Agreement or any other written agreement authorized by the Administrator between Participant and the Company (or any Parent or Subsidiary, as applicable) governing the terms of this Award, the Restricted Stock Units will be scheduled to vest according to the following vesting schedule:

[Restricted Stock Units will vest as to 1/16th of the Number of Restricted Stock Units each 3 months following the Vesting Commencement Date, so as to be 100% vested on the fourth anniversary of the Vesting Commencement Date, subject to the Participant continuing to be a Service Provider (as defined in the Plan) through such vesting dates.]

If Participant ceases to be a Service Provider for any or no reason before vesting in the Restricted Stock Units, the Restricted Stock Units and Participant’s right to acquire Shares hereunder will immediately terminate.

By clicking on the “I accept” button, Participant represents that Participant and the Company agree that this Award of Restricted Stock Units is granted under and governed by the terms and conditions of the Plan and this Award Agreement, including the Notice of Grant, the Terms and Conditions of Restricted Stock Unit Grant, attached hereto as Exhibit A, the Country Addendum to the Restricted Stock Unit Agreement attached hereto as Exhibit B, and all other exhibits, appendices, and addenda attached hereto, each of which are made a part of this document. Participant acknowledges receipt of a copy of the Plan. Participant has reviewed the Plan and this Award Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to accepting this Award Agreement and fully understands all provisions of the Plan and Award Agreement.

Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions relating to the Plan and Award Agreement. Participant further agrees to notify the Company upon any change in the residence address.

AMBARELLA, INC.

/s/ Michael Morehead
General Counsel and Corporate Secretary

EXHIBIT A

AMBARELLA, INC.

2021 EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

TERMS AND CONDITIONS OF RESTRICTED STOCK UNIT GRANT

1. Grant of Restricted Stock Units. The Company hereby grants to the individual (“Participant”) named in the Notice of Restricted Stock Unit Grant of this Award Agreement (the “Notice of Grant”) under the Plan an Award of Restricted Stock Units, subject to the terms and conditions of this Award Agreement and the Plan, which is incorporated herein by reference. Subject to Section 20 of the Plan, in the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Award Agreement, the terms and conditions of the Plan shall prevail.

2. Company’s Obligation to Pay. Each Restricted Stock Unit represents the right to receive a Share on the date it vests. Unless and until the Restricted Stock Units will have vested in the manner set forth in Section 3 or 4, Participant will have no right to payment of any such Restricted Stock Units. Prior to actual payment of any vested Restricted Stock Units, such Restricted Stock Unit will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.

3. Vesting Schedule. Except as provided in Section 4, and subject to Section 5, the Restricted Stock Units awarded by this Award Agreement will vest in accordance with the vesting provisions set forth in the Notice of Grant. Unless specifically provided otherwise in this Award Agreement or other written agreement authorized by the Administrator between Participant and the Company or any Parent or Subsidiary, as applicable, governing the terms of this Award, Restricted Stock Units scheduled to vest on a certain date or upon the occurrence of a certain condition will not vest in accordance with any of the provisions of this Award Agreement, unless Participant will have been continuously a Service Provider from the Date of Grant until the date such vesting occurs.

4. Payment after Vesting.

(a) General Rule. Subject to Section 7, any Restricted Stock Units that vest will be paid to Participant (or in the event of Participant’s death, to his or her properly designated beneficiary or estate) in whole Shares. Subject to the provisions of Section 4(c), such vested Restricted Stock Units shall be paid in whole Shares as soon as practicable after vesting, but in each such case within sixty (60) days following the vesting date. In no event will Participant be permitted, directly or indirectly, to specify the taxable year of the payment of any Restricted Stock Units payable under this Award Agreement.

(b) Discretionary Acceleration. The Administrator, in its discretion, may accelerate the vesting of the balance, or some lesser portion of the balance, of the unvested Restricted Stock Units at any time, subject to the terms of the Plan. If so accelerated, such Restricted Stock Units will be considered as having vested as of the date specified by the Administrator.

(c) Section 409A and Section 457A.

(i) If Participant is a U.S. taxpayer, the payment of Shares vesting pursuant to this Award Agreement (including any discretionary acceleration under Section 4(b)) shall in all cases be paid at a time or in a manner that is exempt from, or complies with, Section 409A. The prior sentence may be superseded in a future agreement or amendment to this Award Agreement only by direct and specific reference to such sentence.

(ii) Notwithstanding anything in the Plan or this Award Agreement or any other agreement (whether entered into before, on or after the Date of Grant), if the vesting of the balance, or some lesser portion of the balance, of the Restricted Stock Units is accelerated in connection with the termination of Participant’s status as a Service Provider (provided that such termination is a “separation from service” within the meaning of Section 409A, as determined by the Administrator), other than due to Participant’s death, and if (x) Participant is a U.S. taxpayer and a “specified employee” within the meaning of Section 409A at the time of such termination as a Service Provider and (y) the payment of such accelerated Restricted Stock Units will result in the imposition of additional tax under Section 409A if paid to Participant on or within the six (6) month period following the cessation of Participant’s status as a Service Provider, then the payment of such accelerated Restricted Stock Units will not be made until the date six (6) months and one (1) day following the date of cessation of Participant’s status as a Service Provider, unless Participant dies following his or her termination as a Service Provider, in which case, the Restricted Stock Units will be paid in Shares to Participant’s estate as soon as practicable following his or her death.

(iii) It is the intent of this Award Agreement that it and all payments and benefits to U.S. taxpayers hereunder be exempt from, or comply with, the requirements of Section 409A so that none of the Restricted Stock Units provided under this Award Agreement or Shares issuable thereunder will be subject to the additional tax imposed under Section 409A, and be exempt from the application of Section 457A, and any ambiguities or ambiguous terms herein will be interpreted in accordance with this intent. Each payment payable under this Award Agreement is intended to constitute a separate payment for purposes of U.S. Treasury Regulations Section 1.409A-2(b)(2). To the extent necessary to comply with Section 409A, references to termination of Participant’s status as a Service Provider, termination of employment, or similar phrases will be references to Participant’s “separation from service” within the meaning of Section 409A. In no event will the Company or any Parent or Subsidiary have any responsibility, liability, or obligation to reimburse, indemnify, or hold harmless Participant (or any other person) for any taxes, penalties and interest that may be imposed, or other costs that may be incurred, as a result of Section 409A or Section 457A.

5. Forfeiture Upon Termination as a Service Provider. Unless specifically provided otherwise in this Award Agreement or other written agreement authorized by the Administrator between Participant and the Company or any of its Subsidiaries or Parents, as applicable, governing the terms of this Award, if Participant ceases to be a Service Provider for any or no reason, the then-unvested Restricted Stock Units awarded by this Award Agreement will thereupon be forfeited at no cost to the Company and Participant will have no further rights thereunder. Participant’s status as a Service Provider will be considered terminated (regardless of the reason for such termination and whether or not later found to be invalid or in breach of labor laws in the jurisdiction where Participant is rendering services or the terms of Participant’s employment or service agreement, if any) effective as of the date Participant is no longer actively providing services to the Company or, if different, the Parent or Subsidiary that employs Participant (the “Employer”) and will not be extended by any notice period (e.g., Participant’s status as a Service Provider would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where Participant is employed or providing services or the terms of Participant’s employment or service agreement, if any). The Administrator shall have the exclusive discretion to determine when Participant is no longer a Service Provider (including whether Participant may still be considered to be providing services while on an approved leave of absence).

6. Death of Participant. For Participants providing services in the United States, any distribution or delivery to be made to Participant under this Award Agreement, if Participant is then deceased, will be made to Participant’s designated beneficiary, or if no beneficiary survives Participant, the administrator or executor of Participant’s estate. For Participants providing services outside of the United States, any distribution or delivery to be made to Participant under this Award Agreement will be made to the executor or legal representative of Participant’s estate. Any such transferee under this Section 6 must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.

7. Tax Obligations

(a) Responsibility for Taxes. Participant acknowledges that, regardless of any action taken by the Company, Employer or any Parent or Subsidiary to which Participant is providing services (together, the “Service Recipients”), the ultimate liability for any income tax and/or social insurance liability obligations and requirements in connection with the Restricted Stock Units, including, without limitation (i) all U.S. and non-U.S. federal, state, and local taxes (including but not limited to Participant’s income, employment, U.S. Federal Insurance Contributions Act (FICA) obligations, social insurance, payroll tax, fringe benefits tax, payment on account or other payment of tax-related items related to Participant’s participation in the Plan and legally applicable to Participant, (ii) Participant’s and, to the extent required by any Service Recipient, the Service Recipient’s fringe benefit tax liability, if any, associated with the grant, vesting, or settlement of the Restricted Stock Units or sale of Shares, and (iii) any other Services Recipient taxes, the responsibility for which Participant has, or has agreed to bear, with respect to the Restricted Stock Units (or settlement thereof or issuance of Shares thereunder) (collectively, the “Tax Obligations”), is and remains Participant’s sole responsibility and may exceed the amount actually withheld, if any by the applicable Service Recipient(s). Participant further acknowledges that no Service Recipient (A) makes any representations or undertakings regarding the treatment of any Tax Obligations in connection with any aspect of the Restricted Stock Units, including, but not limited to, the grant, vesting or settlement of the Restricted Stock Units, the subsequent sale of Shares acquired pursuant to such settlement and the receipt of any dividends or other distributions, and (B) makes any commitment to and is under any obligation to structure the terms of the grant or any aspect of the Restricted Stock Units to reduce or eliminate Participant’s liability for Tax Obligations or achieve any particular tax result. Further, if Participant is subject to Tax Obligations in more than one jurisdiction between the Date of Grant and the date of any relevant taxable or tax withholding event, as applicable, Participant acknowledges that the applicable Service Recipient(s) (or former employer, as applicable) may be required to withhold or account for Withholding Obligations (as defined below) in more than one jurisdiction.

(b) Tax Withholding. Pursuant to such procedures as the Administrator may specify from time to time, the Service Recipient will withhold the amount required to be withheld for the payment of Tax Obligations (the “Withholding Obligations”). The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit Participant to satisfy such Withholding Obligations, in whole or in part (without limitation), if permissible by applicable local law, by: (i) paying cash in U.S. dollars, (ii) having the Company withhold otherwise deliverable Shares having a fair market value equal to the minimum amount that is necessary to meet the withholding requirement for such Withholding Obligations (or such greater amount as Participant may elect if permitted by the

Administrator, if such greater amount would not result in adverse financial accounting consequences) (“Net Share Withholding”), (iii) withholding the amount of such Withholding Obligations from Participant’s wages or other cash compensation paid to Participant by the applicable Service Recipient(s), (iv) delivering to the Company Shares that Participant owns and that already have vested with a fair market value equal to the Withholding Obligations (or such greater amount as Participant may elect if permitted by the Administrator, if such greater amount would not result in adverse financial accounting consequences), (v) selling a sufficient number of such Shares otherwise deliverable to Participant, through such means as the Company may determine in its sole discretion (whether through a broker or otherwise) equal to the minimum amount that is necessary to meet the withholding requirement for such Withholding Obligations (or such greater amount as Participant may elect if permitted by the Administrator, if such greater amount would not result in adverse financial accounting consequences) (“Sell to Cover”), or (vi) such other means as the Administrator deems appropriate. If the Withholding Obligations are satisfied by withholding in Shares, for tax purposes, Participant is deemed to have been issued the full number of Shares subject to the vested Restricted Stock Units, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Withholding Obligations. To the extent determined appropriate by the Company in its discretion, it will have the right (but not the obligation) to satisfy any Withholding Obligations by Net Share Withholding. If Net Share Withholding is the method by which such Withholding Obligations are satisfied, the Company will not withhold on a fractional Share basis to satisfy any portion of the Withholding Obligations and, unless the Company determines otherwise, no refund will be made to Participant for the value of the portion of a Share, if any, withheld in excess of the Withholding Obligations. If a Sell to Cover is the method by which Withholding Obligations are satisfied, Participant agrees that as part of the Sell to Cover, additional Shares may be sold to satisfy any associated broker or other fees. Only whole Shares will be sold pursuant to a Sell to Cover. Any proceeds from the sale of Shares pursuant to a Sell to Cover that are in excess of the Withholding Obligations and any associated broker or other fees will be paid to Participant in accordance with procedures the Company may specify from time to time. Until and unless determined otherwise by the Company, a Sell to Cover will be the withholding method by which Withholding Obligations are satisfied.

(c) Tax Consequences. Participant has reviewed with his or her own tax advisers the U.S. federal, state, local and non-U.S. tax consequences of this investment and the transactions contemplated by this Award Agreement. With respect to such matters, Participant relies solely on such advisers and not on any statements or representations of the Company or any of its agents, written or oral. Participant understands that Participant (and not the Company) shall be responsible for Participant’s own tax liability that may arise as a result of this investment or the transactions contemplated by this Award Agreement.

(d) Company’s Obligation to Deliver Shares. For clarification purposes, in no event will the Company issue Participant any Shares unless and until arrangements satisfactory to the Administrator have been made for the payment of Participant’s Withholding Obligations. If Participant fails to make satisfactory arrangements for the payment of such Withholding Obligations hereunder at the time any applicable Restricted Stock Units otherwise are scheduled to vest pursuant to Sections 3 or 4 or Participant’s Withholding Obligations otherwise become due, Participant permanently will forfeit such Restricted Stock Units to which Participant’s Withholding Obligation relates and any right to receive Shares thereunder and such Restricted Stock Units will be returned to the Company at no cost to the Company. Participant acknowledges and agrees that the Company may permanently refuse to issue or deliver the Shares if such Withholding Obligations are not delivered at the time they are due.

8. Rights as Shareholder. Neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a shareholder of the Company in respect of any Shares deliverable hereunder unless and until such Shares are issued and recorded on the records of the Company or its transfer agents or registrars (as evidenced by the appropriate entry in the Company’s Register of Members maintained by the registered office provider of the Company or a duly authorized transfer agent or registrar of the Company). After such issuance and recordation, Participant will have all the rights of a shareholder of the Company with respect to, inter alia, voting such Shares and receipt of dividends and distributions on such Shares, subject to the terms of the memorandum and articles of association of the Company and any terms of issue as resolved in the resolutions of the board of directors of the Company in respect of the issue of such Shares, and any return of capital on a winding up or liquidation of the Company.

9. No Guarantee of Continued Service. PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE VESTING OF THE RESTRICTED STOCK UNITS PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY CONTINUING AS A SERVICE PROVIDER, WHICH UNLESS PROVIDED OTHERWISE UNDER APPLICABLE LAWS IS AT THE WILL OF THE APPLICABLE SERVICE RECIPIENT AND NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THIS RESTRICTED STOCK UNIT AWARD OR ACQUIRING SHARES HEREUNDER. PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THIS AWARD AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A SERVICE PROVIDER FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND SHALL NOT INTERFERE IN ANY WAY WITH PARTICIPANT’S RIGHT OR THE RIGHT OF ANY SERVICE RECIPIENT TO TERMINATE PARTICIPANT’S RELATIONSHIP AS A SERVICE PROVIDER, SUBJECT TO APPLICABLE LAW, WHICH TERMINATION, UNLESS PROVIDED OTHERWISE UNDER APPLICABLE LAW, MAY BE AT ANY TIME, WITH OR WITHOUT CAUSE.

10. Grant is Not Transferable. Except to the limited extent provided in Section 6, this Award and the rights and privileges conferred hereby will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this Award, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this Award and the rights and privileges conferred hereby immediately will become null and void.

11. Nature of Grant. In accepting this Award of Restricted Stock Units, Participant acknowledges, understands and agrees to the following:

(a) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

(b) the grant of the Restricted Stock Units is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants or Restricted Stock Units, or benefits in lieu of Restricted Stock Units, even if Restricted Stock Units have been granted in the past;

(c) all decisions with respect to future Restricted Stock Units or other grants, if any, will be at the sole discretion of the Company;

(d) Participant is voluntarily participating in the Plan;

(e) the Restricted Stock Units and the Shares subject to the Restricted Stock Units, and the income from and value of same, are not intended to replace any pension rights or compensation;

(f) the Restricted Stock Units and the Shares subject to the Restricted Stock Units, and the income from and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, holiday pay, bonuses, long-service awards, pension, or retirement or welfare benefits or similar mandatory payments;

(g) the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;

(h) unless otherwise provided in the Plan or by the Company in its discretion, the Restricted Stock Units and the benefits evidenced by this Award Agreement do not create any entitlement to have the Restricted Stock Units or any such benefits transferred to, or assumed by, another company nor be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares;

(i) unless otherwise agreed with the Company, the Restricted Stock Units and any Shares subject to the Restricted Stock Units, and the income from and value of same, are not granted as consideration for, or in connection with, the service Participant may provide as a director of a Subsidiary; and

(j) in addition to subsections (a) through (i) above, the following provisions will also apply if Participant is providing services outside the United States:

(i) the Restricted Stock Units and the Shares subject to the Restricted Stock Units, and the income from and value of same, are not part of normal or expected compensation or salary for any purpose;

(ii) neither the Company, the Service Recipient, nor any Parent or Subsidiary shall be liable for any foreign exchange rate fluctuation between Participant’s local currency and the United States Dollar that may affect the value of the Restricted Stock Units or of any amounts due to Participant pursuant to the settlement of the Restricted Stock Units or the subsequent sale of any Shares acquired upon settlement; and

(iii) no claim or entitlement to compensation or damages shall arise from forfeiture of the Restricted Stock Units resulting from Participant ceasing to be a Service Provider (for any reason whatsoever and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any), and in consideration of the grant of the Restricted Stock Units, Participant agrees not to institute any claim against the Company, any of its Subsidiaries or the Service Recipient.

12. No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan, or Participant’s acquisition or sale of the Shares underlying the Restricted Stock Units. Participant is hereby advised to consult with his or her own personal tax, legal and financial advisers regarding his or her participation in the Plan before taking any action related to the Plan.

13. Data Privacy.

(a) Declaration of Consent. By accepting the Restricted Stock Units via the Company’s acceptance procedure, Participant is declaring that he or she agrees with the data processing practices described herein and consents to the collection, processing and use of Data by the Company and the transfer of Data to the recipients mentioned below, including recipients located in countries which may not have a similar level of protection from the perspective of the data protection laws in Participant’s country.

(b) Data Collection and Usage. The Company and the Service Recipient may collect, process and use certain personal information about Participant, including, but not limited to, Participant’s name, home address and telephone number, email address, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, any shares or directorships held in the Company, details of all Restricted Stock Units or any other entitlement to shares awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor (“Data”), for the purposes of implementing, administering and managing the Plan. The legal basis, where required, for the processing of Data is Participant’s consent.

(c) Stock Plan Administration Service Providers. The Company transfers Data, or parts thereof, to E*TRADE Financial Services, Inc. and E*TRADE Securities LLC, independent service providers based in the United States, which assist the Company with the implementation, administration and management of the Plan. In the future, the Company may select different service providers and may share Data with such different service providers that serve in a similar manner. Participant acknowledges and understands that the Company’s service providers will open an account for Participant to receive and trade Shares acquired under the Plan and that Participant will be asked to agree on separate terms and data processing practices with the service providers, which is a condition of Participant’s ability to participate in the Plan.

(d) International Data Transfers. The Company and its service providers, are based in the United States. Participant understands that his or her country may have enacted data privacy laws that are different from the laws of the United States. As a result, in the absence of appropriate safeguards such as standard data protection clauses, the processing of Participant’s Data in the United States or, as the case may be, other countries might not be subject to substantive data processing principles or supervision by data protection authorities. In addition, Participant might not have enforceable rights regarding the processing of his or her Data in such countries. The Company’s legal basis for the transfer of Data is Participant’s consent.

(e) Data Retention. The Company will hold and use the Data only as long as is necessary to implement, administer and manage Participant’s participation in the Plan, or as required to comply with legal or regulatory obligations, including under tax and securities laws.

(f) Voluntariness and Consequences of Consent Denial or Withdrawal. Participation in the Plan is voluntary and Participant is providing the consents herein on a purely voluntary basis. Participant understands that he or she may withdraw consent at any time with future effect for any or no reason. If Participant does not consent, or if Participant later seeks to revoke his or her consent, Participant’s salary from or employment and career with the Employer will not be affected; the only consequence of refusing or withdrawing consent is that the Company would not be able to offer Restricted Stock Units to Participant or administer or maintain Participant’s participation in the Plan.

(g) Data Subject Rights. Participant understands that data subject rights vary depending on the applicable law and that, depending on where Participant is based and subject to the conditions set out in the applicable law, Participant may have, without limitation, the rights to (i) request access or copies of Data the Company processes, (ii) rectification of incorrect Data, (iii) deletion of Data, (iv) restrictions on processing of Data, (v) portability of Data, (vi) lodge complaints with competent authorities in Participant’s jurisdiction, and/or (vii) receive a list with the names and addresses of any potential recipients of Data. To receive clarification regarding these rights or to exercise these rights, Participant understands that he or she can contact Participant’s local human resources representative.

By clicking the “Accept” or similar button implemented into the relevant web page or platform, Participant declares, without limitation, his or her consent to the data processing operations described in this Award Agreement. Participant understands and acknowledges that he or she may withdraw consent at any time with future effect for any or no reason as described in sub-section (f) above.

14. Address for Notices. Any notice to be given to the Company under the terms of this Award Agreement will be addressed to the Company at Ambarella, Inc., c/o Ambarella Corp., 3101 Jay Street, Santa Clara, California 95054, U.S.A., or at such other address as the Company may hereafter designate in writing.

15. Successors and Assigns. The Company may assign any of its rights under this Award Agreement to single or multiple assignees, and this Award Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth, this Award Agreement shall be binding upon Participant and his or her heirs, executors, administrators, successors and assigns. The rights and obligations of Participant under this Award Agreement may be assigned only with the prior written consent of the Company.

16. Additional Conditions to Issuance of Stock. If at any time the Company will determine, in its discretion, that the listing, registration, qualification or rule compliance of the Shares upon any securities exchange or under any state, federal or non-U.S. law, the tax code and related regulations or under the rulings or regulations of the U.S. Securities and Exchange Commission or any other governmental regulatory body or the clearance, consent or approval of the U.S. Securities and Exchange Commission or any other governmental regulatory authority is necessary or desirable as a condition to the issuance of Shares to Participant (or his or her estate) hereunder, such issuance will not occur unless and until such listing, registration, qualification, rule compliance, clearance, consent or approval will have been completed, effected or obtained free of any conditions not acceptable to the Company. Subject to the terms of the Award Agreement and the Plan, the Company will not be required to issue (or make any entry in the Company’s Register of Members or on the books of the Company or a duly authorized transfer agent or registrar of the Company with respect to) the Shares hereunder prior to the lapse of such reasonable period of time following the date of vesting of the Restricted Stock Units as the Administrator may establish from time to time for reasons of administrative convenience.

17. Language. Participant acknowledges that Participant is sufficiently proficient in English or has consulted with an advisor who is sufficiently proficient in English, so as to allow Participant to understand the terms and conditions of this Award Agreement. If Participant received this Award Agreement, the Plan or any other document related to the Award of Restricted Stock Units or the Plan in a language other than English and if the meaning of such translated document is different than the English version, the English version will control.

18. Interpretation. The Administrator will have the power to interpret the Plan and this Award Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Restricted Stock Units have vested). All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon Participant, the Company and all other interested persons. Neither the Administrator nor any person acting on behalf of the Administrator will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Award Agreement.

19. Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to the Restricted Stock Units awarded under the Plan or future Restricted Stock Units that may be awarded under the Plan by electronic means or require Participant to participate in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through any on-line or electronic system established and maintained by the Company or a third party designated by the Company.

20. Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Award Agreement.

21. Amendment, Suspension or Termination of the Plan. By accepting this Award, Participant expressly warrants that he or she has received an Award of Restricted Stock Units under the Plan, and has received, read and understood a description of the Plan. Participant understands that the Plan is discretionary in nature and may be amended, suspended or terminated by the Administrator at any time.

22. Country Addendum. Notwithstanding any provisions in this Award Agreement, the Restricted Stock Unit grant shall be subject to any special terms and conditions set forth in the appendix (if any) to this Award Agreement attached hereto as Exhibit B for any country whose laws are applicable to Participant and this Award of Restricted Stock Units (as determined by the Administrator in its sole discretion), (the “Country Addendum”). Moreover, if Participant relocates to one of the countries included in the Country Addendum (if any), the special terms and conditions for such country will apply to Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Country Addendum constitutes part of this Award Agreement.

23. Modifications to the Award Agreement. This Award Agreement constitutes the entire understanding of the parties on the subjects covered. Participant expressly warrants that he or she is not accepting this Award Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Award Agreement can be made only in an express written contract executed by a duly authorized officer of the Company. Notwithstanding anything to the contrary in the Plan or this Award Agreement, the Company reserves the right to revise this Award Agreement as it deems necessary or advisable, in its sole discretion and without the consent of Participant, to comply with Section 409A, to be exempt from Section 457A or to otherwise avoid imposition of any additional tax or income recognition under Section 409A or Section 457A in connection with this Award of Restricted Stock Units.

24. No Waiver. Either party’s failure to enforce any provision or provisions of this Award Agreement shall not in any way be construed as a waiver of any such provision or provisions, nor prevent that party from thereafter enforcing each and every other provision of this Award Agreement. The rights granted both parties herein are cumulative and shall not constitute a waiver of either party’s right to assert all other legal remedies available to it under the circumstances.

25. Insider Trading Restrictions/Market Abuse Laws. Participant acknowledges that Participant may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, including but not limited to the United States, Participant’s country, the broker’s country and the country or countries in which the Shares are listed, which may affect his or her ability, directly or indirectly, to purchase or sell or attempt to sell or otherwise dispose of Shares or rights to Shares (e.g., Restricted Stock Units), or rights linked to the value of Shares, during such times as Participant is considered to have “inside information” regarding the Company (as defined by the laws in the applicable jurisdictions or Participant’s country). Local insider trading laws and regulations prohibit the cancellation or amendment of orders Participant placed before possessing the inside information. Furthermore, Participant understands that he or she may be prohibited from (i) disclosing the inside information to any third party, including fellow employees (other than on a “need to know” basis) and (ii) “tipping” third parties by sharing with them Company insider information, or otherwise causing third parties to buy or sell Company securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. Participant acknowledges that it is Participant’s responsibility to comply with any applicable restrictions, and Participant should speak to his or her personal advisor on this matter.

26. Foreign Asset/Account Reporting; Exchange Control. Participant acknowledges that Participant’s country may have certain foreign asset and/or account reporting requirements and/or exchange controls which may affect Participant’s ability to acquire or hold Shares under the Plan or cash received from participating in the Plan (including from any dividends received or sale proceeds arising from the sale of Shares) in a brokerage or bank account outside Participant’s country. Participant may be required to report such accounts, assets or transactions to the tax or other authorities in Participant’s country. Participant also may be required to repatriate sale proceeds or other funds received as a result of Participant’s participation in the Plan to Participant’s country through a designated bank or broker and/or within a certain time after receipt. Participant further acknowledges that it is Participant’s responsibility to be compliant with such regulations, and that Participant should consult his or her personal legal advisor for any details.

27. Governing Law; Venue; Severability. This Award Agreement and the Restricted Stock Units are governed by the internal substantive laws, but not the choice of law rules, of the State of California. For purposes of litigating any dispute that arises under this Award of Restricted Stock Units or this Award Agreement, the parties hereby submit to and consent to the jurisdiction of the State of California, and agree that such litigation will be conducted in the courts of Santa Clara County, California, or the federal courts for the United States for the Northern District of California, and no other courts, regardless of where this Award of Restricted Stock Units is made and/or to be performed. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Award Agreement shall continue in full force and effect.

28. Entire Agreement. The Plan is incorporated herein by reference. The Plan and this Award Agreement (including the exhibits, appendices, and addenda attached to the Notice of Grant) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof, and may not be modified adversely to the Participant’s interest except by means of a writing signed by the Company and Participant.

*     *     *

EXHIBIT B

AMBARELLA, INC.

2021 EQUITY INCENTIVE PLAN

COUNTRY ADDENDUM TO RESTRICTED STOCK UNIT AGREEMENT

Unless otherwise defined herein, capitalized terms used in this Country Addendum to Restricted Stock Unit Agreement (the “Country Addendum”) will be ascribed the same defined meanings as set forth in the Restricted Stock Unit Agreement of which this Country Addendum forms a part (or the Plan or other written agreement as specified in the Restricted Stock Unit Agreement).

Terms and Conditions

This Country Addendum includes additional terms and conditions that govern the Award of Restricted Stock Units granted pursuant to the terms and conditions of the Ambarella, Inc. 2021 Equity Incentive Plan (the “Plan”) and the Restricted Stock Unit Agreement to which this Country Addendum is attached (the “Award Agreement”) to the extent the individual to whom the Restricted Stock Units were granted (“Participant”) resides and/or works in one of the countries listed below. If the Participant is a citizen or resident (or is considered as such for local law purposes) of a country other than the country in which the Participant is currently residing and/or working, or if the Participant relocates to another country after the Award of Restricted Stock Units is granted, the Company, in its discretion, will determine to what extent the terms and conditions contained herein will apply to the Participant.

Notifications

This Country Addendum also may include information regarding exchange controls and certain other issues of which Participant should be aware with respect to his or her participation in the Plan. The information is based on the securities, exchange control and other Applicable Laws in effect in the respective countries as of June 2021. Such Applicable Laws often are complex and change frequently. As a result, the Company strongly recommends that Participant not rely on the information in this Country Addendum as the only source of information relating to the consequences of Participant’s participation in the Plan because the information may be out of date at the time Participant vests in or receives or sells the Shares covered by the Restricted Stock Units.

In addition, the information contained in this Country Addendum is general in nature and may not apply to Participant’s particular situation, and the Company is not in a position to assure Participant of any particular result. Participant should seek appropriate professional advice as to how the Applicable Laws in Participant’s country may apply to his or her situation.

Finally, if Participant is a citizen or resident of a country other than the one in which Participant currently is residing and/or working, transfers residence and/or employment to another country after the grant of the Restricted Stock Units, or is considered a resident of another country for local law purposes, the information in this Country Addendum may not apply to Participant in the same manner.

CHINA

Terms and Conditions

The following terms apply only to nationals of the People’s Republic of China (the “PRC”) residing in the PRC:

Immediate Sale Restriction. Notwithstanding anything to the contrary in the Award Agreement, due to exchange control laws in the PRC, Participant agrees that the Company reserves the right to require the automatic sale of any Shares acquired at vesting of the Restricted Stock Units. Participant understands and agrees that any such automatic sale of Shares will occur as soon as is practical following settlement of the Restricted Stock Units.

If the Company, in its discretion, does not exercise its right to require the automatic sale of Shares issuable upon vesting of the Restricted Stock Units, as described above, Participant understands and agrees that any Shares acquired by Participant under the Plan must be sold no later than ninety (90) days after Participant’s termination as a Service Provider, or within any other such time frame as may be permitted by the Company or required by SAFE. Participant understands that any Shares acquired by Participant under the Plan that have not been sold within ninety (90) days of Participant’s termination as a Service Provider will be automatically sold by the Company’s designated broker pursuant to this authorization by Participant.

Participant agrees that the Company is authorized to instruct its designated broker to assist with the mandatory sale of such Shares (on Participant’s behalf pursuant to this authorization), and Participant expressly authorizes such broker to complete the sale of such Shares. Participant also agrees to sign any agreements, forms and/or consents that may be reasonably requested by the Company (or the Company’s designated broker) to effectuate the sale of the Shares (including, without limitation, as to the transfers of the proceeds and other exchange control matters noted below) and shall otherwise cooperate with the Company with respect to such matters, provided that Participant shall not be permitted to exercise any influence over how, when or whether the sales occur. Participant acknowledges that the Company’s designated broker is under no obligation to arrange for the sale of the Shares at any particular price. Due to fluctuations in the Share price and/or applicable exchange rates between the vesting date and (if later) the date on which the Shares are sold, the amount of proceeds ultimately distributed to Participant may be more or less than the market value of the Shares on the vesting date (which is the amount relevant to determining Participant’s Tax Obligations liability). Participant understands and agrees that the Company is not responsible for the amount of any loss Participant may incur and that the Company assumes no liability for any fluctuations in the Share price and/or any applicable exchange rate.

Upon the sale of the Shares, the Company agrees to pay the cash proceeds from the sale (less any applicable Tax Obligations, brokerage fees or commissions) to Participant in accordance with applicable exchange control laws and regulations including, but not limited to, the restrictions set forth in this Country Addendum for China below under “Exchange Control Restrictions.”

Exchange Control Restrictions. By accepting the Restricted Stock Units, Participant understands and agrees that, due to PRC exchange control restrictions, Participant is not permitted to transfer any Shares acquired under the Plan out of Participant’s account established with the Company’s designated broker and that Participant will be required to immediately repatriate all proceeds due to Participant under the Plan to the PRC, including any proceeds from the sale of Shares acquired under the Plan.

Further, Participant understands that such repatriation will need to be effected through a special exchange control account established by the Company or a Parent or Subsidiary in the PRC, and Participant hereby consents and agrees that the proceeds may be transferred to such special account prior to being delivered to Participant. The proceeds may be paid to Participant in U.S. dollars or in local currency, at the Company’s discretion. If the proceeds are paid in U.S. dollars, Participant understands that he or she will be required to set up a U.S. dollar bank account in the PRC so that the proceeds may be deposited into this account. If the proceeds are paid in local currency, Participant acknowledges that neither the Company nor any Parent or Subsidiary is under an obligation to secure any particular currency conversion rate and that the Company (or a Parent or Subsidiary) may face delays in converting the proceeds to local currency due to exchange control requirements in the PRC. Participant agrees to bear any currency fluctuation risk between the time the Shares are sold and the time the proceeds are converted into local currency and distributed to Participant. Participant further agrees to comply with any other requirements that may be imposed by the Company in the future to facilitate compliance with PRC exchange control requirements.

Notifications

Foreign Asset/Account Reporting Information. Chinese residents may be required to report to the SAFE all details of their foreign financial assets and liabilities, as well as details of any economic transactions conducted with non-Chinese residents. Under these rules, Participant may be subject to reporting obligations for the Restricted Stock Units, any Shares acquired under the Plan and any Plan-related transactions.

FRANCE

Terms and Conditions

Restricted Stock Units Not French-qualified. The Restricted Stock Units granted under this Award Agreement are not intended to qualify for specific tax and social security treatment pursuant to Sections L. 225-197-1 to L. 225-197-5 and Sections L. 22-10-59 to L. 22-10-60 of the French Commercial Code, as amended.

Language Consent. In accepting the Restricted Stock Units, Participant confirms having read and understood the documents relating to the Restricted Stock Units (the Plan and this Award Agreement), which were provided in English. Participant accepts the terms of these documents accordingly.

Consentement relatif à la langue utilisée. En acceptant le Unités Stock Restreintes, le Participant confirme avoir lu et compris les documents relatifs aux le Unités Stock Restreintes (le Plan et la présente Convention d’attribution), qui ont été fournis en anglais. Le participant accepte les termes de ces documents en conséquence.

Notifications

Foreign Asset/Account Reporting Notification. French residents may hold Shares acquired under the Plan outside France, provided that all foreign bank and/or brokerage accounts, including accounts closed during the tax year, are reported on his or her annual income tax return.

GERMANY

Notifications

Exchange Control Information. Participant must report any cross-border payments in excess of €12,500 to the German Federal Bank (Bundesbank). In case of payments in connection with securities (including proceeds realized upon the sale of the Shares or the receipt of dividends), the report must be made by the 5th day of the month following the month in which the payment was received. The form must be filed electronically and the form of report (“Allgemeine Meldeportal Statistik”) can be accessed via the Bundesbank’s website (www.bundesbank.de) and is available in both German and English. Participant is responsible for complying with applicable reporting requirements.

Foreign Asset/Account Reporting Notification. If Participant’s acquisition of Shares under the Plan leads to a “qualified participation” at any point during the calendar year, Participant may need to report the acquisition when he or she files a tax return for the relevant year. A qualified participation occurs only if (i) Participant owns 1% or more of the Company and the value of the Shares acquired exceeds €150,000, or (ii) Participant holds Shares exceeding 10% of the Company’s total ordinary shares. However, if the ordinary shares are listed on a recognized stock exchange (including Nasdaq) and Participant owns less than 1% of the Company, this requirement will not apply to Participant.

HONG KONG

Terms and Conditions

Form of Settlement. Notwithstanding any discretion contained in the Plan, the Restricted Stock Units shall be settled in Shares only.

Sale of Shares. In the event the Restricted Stock Units vest within six months of the Date of Grant, Participant agrees that he or she will not dispose of any Shares acquired pursuant to such vesting prior to the six-month anniversary of the Date of Grant.

Notifications

Securities Law Information. WARNING: The Restricted Stock Units and the Shares issued upon vesting do not constitute a public offering of securities under Hong Kong law and are available only to eligible Service Providers. The Award Agreement, the Plan and any other incidental communication materials distributed to Participant in connection with the Restricted Stock Units (i) have not been prepared in accordance with applicable securities legislation in Hong Kong and are not intended to constitute a “prospectus” for a public offering of securities under such legislation, (ii) have not been reviewed by any regulatory authority in Hong Kong, and (iii) are intended only for the personal use of each Participant, and may not be distributed to any other person. If Participant is in any doubt about any of the meaning or intent of anything contained in the Award Agreement, the Plan or any other incidental communication materials distributed to Participant in connection with the Restricted Stock Units, Participant should obtain independent professional advice.

ITALY

Terms and Conditions

Plan Document Acknowledgment. In participating in the Plan, Participant acknowledges that he or she has received a copy of the Plan and this Award Agreement and has reviewed the Plan and this Award Agreement in their entirety and fully understands and accepts all provisions of the Plan and this Award Agreement.

Participant further acknowledges that Participant has read and specifically and expressly approves the sections of the Award Agreement addressing (i) Forfeiture upon Termination of Status as a Service Provider (Section 5), (ii) Tax Obligations (Section 7), (iii) Nature of Grant (Section 11), (iv) Data Privacy (Section 13); (v) Language (Section 17), (vi) Imposition of Other Requirements (Section 24) and (vii) Governing Law and Venue (Section 27).

Notifications

Foreign Asset/Account Reporting Information. Italian residents who, at any time during the fiscal year, hold investments abroad and/or foreign financial assets (e.g., Shares, cash) which may generate income taxable in Italy are required to report such investments and assets on their annual tax returns (UNICO Form, RW Schedule) or on a special form if no tax return is due. These reporting obligations also apply to Italian residents who are the beneficial owners of the investments abroad or foreign financial assets under Italian money laundering provisions.

Tax on Foreign Financial Assets. The value of any Shares (and certain other foreign assets) an Italian resident holds outside Italy may be subject to a foreign financial assets tax. The taxable amount is equal to the fair market value of the Shares on December 31 or on the last day the Shares were held (the tax is levied in proportion to the number of days the Shares were held over the calendar year). The value of financial assets held abroad must be reported in Form RM of the annual tax return. Participant should consult his or her personal tax advisor for additional information about the foreign financial assets tax.

JAPAN

Notifications

Foreign Asset / Account Reporting. Japanese residents are required to report details of any assets held outside of Japan as of December 31, including Shares acquired under the Plan, to the extent such assets have a total net fair market value exceeding ¥50,000,000. Such report will be due by March 15th each year. Participant is responsible for complying with this reporting obligation and Participant should consult his or her personal tax advisor in this regard.

SOUTH KOREA

Notifications

Foreign Asset/Account Reporting Information. Korean residents must declare all foreign financial accounts (e.g., non-Korean bank accounts, brokerage accounts holding Shares) to the Korean tax authority and file a report with respect to such accounts in June of the immediately following year if the monthly balance of such accounts exceeds KRW 500 million (or an equivalent amount in foreign currency) on any month-end date during the calendar year. Participant is responsible for complying with this reporting obligations and should consult his or her personal tax advisor to determine how to value Participant’s foreign accounts for such purposes and whether Participant is required to file a report with respect to such accounts.

TAIWAN

Notifications

Securities Law Information. The grant of the Restricted Stock Units and the Shares to be issued pursuant to the Plan are available only for eligible Service Providers. It is not a public offer of securities by a Taiwanese company; therefore, it is exempt from registration in Taiwan.

Exchange Control Information. Taiwanese residents may acquire and remit foreign currency (including proceeds from the sale of Shares acquired under the Plan) into and out of Taiwan up to US$5 million per year without justification. If the transaction amount is TWD$500,000 or more in a single transaction, Taiwanese residents are required to submit a foreign exchange transaction form and may be required to provide supporting documentation to the satisfaction of the remitting bank. Participant is personally responsible for complying with exchange control restrictions in Taiwan.

UNITED KINGDOM (“UK”)

Terms and Conditions

Company’s Obligation to Pay. The following provision supplements Section 2 of the Award Agreement and Section 9.4 of the Plan:

Restricted Stock Units shall be settled only in Shares. In no event shall the Restricted Stock Units be paid in cash, notwithstanding any discretion contained in Section 9.4 of the Plan and Section 2 of the Award Agreement to the contrary.

Tax Obligations. The following provision supplements Section 7 of the Award Agreement:

Without limitation to Section 7 of the Award Agreement, Participant agrees to be liable for any Tax Obligations related to Participant’s participation in the Plan and legally applicable to Participant and hereby covenants to pay any such Tax Obligations, as and when requested by the Company or, if different, the Employer or by Her Majesty’s Revenue & Customs (“HMRC”) (or any other tax authority or any other relevant authority). Participant also agrees to indemnify and keep indemnified the Company and, if different, the Employer against any Tax Obligations that they are required to pay or withhold or have paid or will pay to HMRC (or any other tax authority or any other relevant authority) on Participant’s behalf.

Notwithstanding the foregoing, if Participant is a director or executive officer of the Company (within the meaning of Section 13(k) of the Exchange Act), Participant understands that Participant may not be able to indemnify the Company for the amount of any income tax not collected from or paid by Participant within ninety (90) days of the end of the UK tax year in which the event giving rise to the Tax Obligations occurs as it may be considered to be a loan and therefore, it may constitute a benefit to Participant on which additional income tax and national insurance contributions may be payable. Participant understands that Participant will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for paying to the Company and/or the Employer (as appropriate) the amount of any national insurance contributions due on this additional benefit, which may also be recovered from Participant by any of the means referred to in Section 7 of the Award Agreement.

Joint Election. If Participant is a tax resident in the UK, the Restricted Stock Unit grant is conditional upon Participant’s agreement to accept liability for any secondary Class 1 national insurance contributions which may be payable by the Employer in connection with any event giving rise to tax liability in relation to the Restricted Stock Units (“Employer NICs”). The Employer NICs may be collected by the Company or the Employer using any of the methods described in Section 7 of the Award Agreement. Without prejudice to the foregoing, Participant agrees to enter into a joint election with the Company or the Employer (a “Joint Election”), the form of such Joint Election being formally approved by HMRC, and any other consent or elections required to accomplish the transfer of the Employer NICs to Participant. Participant further agrees to enter into such other elections as may be required by any successor to the Company and/or the Employer for the purpose of continuing the effectiveness of Participant’s Joint Election. If Participant does not enter into the Joint Election prior to vesting in the Restricted Stock Units, or if approval of the

Joint Election is withdrawn by HMRC and a new Joint Election is not entered into, the Restricted Stock Units shall become null and void and may not be settled, without any liability to the Company or its Subsidiaries. Participant must enter into the Joint Election attached to this Exhibit B, concurrent with the execution or electronic acceptance of this Award Agreement, or at such subsequent time as may be designated by the Company.

AMBARELLA, INC.

2021 EQUITY INCENTIVE PLAN

Onscreen disclaimer

If Participant is liable for National Insurance contributions (“NICs”) in the United Kingdom (“UK”) in connection with Participant’s participation in the Ambarella, Inc. 2021 Equity Incentive Plan (the “Plan”), Participant is required to enter into an Election to transfer to Participant any liability for employer’s NICs that may arise in connection with his or her participation in the Plan.

Clicking on the [“ACCEPT”] box indicates Participant’s acceptance of the Election. Participant should read the “Important Note on the Election to Transfer Employer NICs” before accepting the Election.

Important Note on the Election to Transfer Employer NICs

If Participant is liable for National Insurance contributions (“NICs”) in the United Kingdom (“UK”) in connection with Participant’s participation in the 2021 Equity Incentive Plan (the “Plan”), Participant is required to enter into an Election to transfer to Participant any liability for employer’s NICs that may arise in connection with his or her participation in the Plan.

By entering into the Election:

•	Participant agrees that any employer’s NICs liability that may arise in connection with his or her participation in the Plan will be transferred to Participant;

•

Participant authorizes his or her employer to recover an amount sufficient to cover this liability by such methods including, but not limited to, deductions from Participant’s salary or other payments due or the sale of sufficient Shares acquired pursuant to Participant’s awards; and

•

Participant acknowledges that even if Participant has clicked on the [“ACCEPT”] box where indicated, the Company or Participant’s employer may still require Participant to sign a paper copy of this Election (or a substantially similar form) if the Company determines such is necessary to give effect to the Election.

Please read the Election carefully.

Participant Should Print and Keep a Copy of this Election for his or her Records.

AMBARELLA, INC.

2021 EQUITY INCENTIVE PLAN

Election to Transfer the Employer’s National Insurance Liability to Participant

This Election is between:

A.

The individual who has obtained authorized access to this Election (the “Participant”), who is employed by the company listed in the attached schedule (the “Employer”) and who is eligible to receive stock options and/or restricted stock units (“Awards”) pursuant to the Ambarella, Inc. 2021 Equity Incentive Plan (the “Plan”), and

B. Ambarella, Inc., with its registered office at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (the “Company”), which may grant Awards under the Plan and is entering into this Election on behalf of the Employer.

1.	Introduction

1.1	This Election relates to all Awards granted to Participant under the Plan up to the termination date of the Plan.

1.2	In this Election the following words and phrases have the following meanings:

(a)	“Chargeable Event” means, in relation to the Awards:

(i)	the acquisition of securities pursuant to the Awards (within section 477(3)(a) of ITEPA 2003);

(ii)	the assignment (if applicable) or release of the Awards in return for consideration (within section 477(3)(b) of ITEPA 2003);

(iii)	the receipt of a benefit in connection with the Awards, other than a benefit within (i) or (ii) above (within section 477(3)(c) of ITEPA 2003);

(iv)	post-acquisition charges relating to the Awards and/or shares acquired pursuant to the Awards (within section 427 of ITEPA 2003); and/or

(v)	post-acquisition charges relating to the Awards and/or shares acquired pursuant to the Awards (within section 439 of ITEPA 2003).

(b)	“ITEPA 2003” means the Income Tax (Earnings and Pensions) Act 2003.

(c)	“SSCBA” means the Social Security Contributions and Benefits Act 1992.

1.3

This Election relates to the employer’s secondary Class 1 National Insurance contributions (the “Employer’s Liability”) which may arise on the occurrence of a Chargeable Event in respect of the Awards pursuant to section 4(4)(a) and/or paragraph 3B(1A) of Schedule 1 of the SSCBA.

1.4

This Election does not apply in relation to any liability, or any part of any liability, arising as a result of regulations being given retrospective effect by virtue of section 4B(2) of either the SSCBA, or the Social Security Contributions and Benefits (Northern Ireland) Act 1992.

1.5

This Election does not apply to the extent that it relates to relevant employment income which is employment income of the earner by virtue of Chapter 3A of Part VII of ITEPA 2003 (employment income: securities with artificially depressed market value).

2.	The Election

Participant and the Company jointly elect that the entire liability of the Employer to pay the Employer’s Liability on the Chargeable Event is hereby transferred to Participant. Participant understands that, by signing or electronically accepting this Election, he or she will become personally liable for the Employer’s Liability covered by this Election. This Election is made in accordance with paragraph 3B(1) of Schedule 1 of the SSCBA.

3.	Payment of the Employer’s Liability

3.1	Participant hereby authorizes the Company and/or the Employer to collect the Employer’s Liability from Participant at any time after the Chargeable Event:

(i)	by deduction from salary or any other payment payable to Participant at any time on or after the date of the Chargeable Event; and/or

(ii)	directly from Participant by payment in cash or cleared funds; and/or

(iii)	by arranging, on behalf of Participant, for the sale of some of the securities which Participant is entitled to receive in respect of the Awards; and/or

(iv)	by any other means specified in the applicable award agreement.

3.2

The Company hereby reserves for itself and the Employer the right to withhold the transfer of any securities related to the Awards to Participant until full payment of the Employer’s Liability is received.

3.3

The Company agrees to procure the remittance by the Employer of the Employer’s Liability to Her Majesty’s Revenue & Customs on behalf of Participant within 14 days after the end of the UK tax month during which the Chargeable Event occurs (or within 17 days after the end of the UK tax month during which the Chargeable Event occurs if payments are made electronically).

4.	Duration of Election

4.1

Participant and the Company agree to be bound by the terms of this Election regardless of whether Participant is transferred abroad or is not employed by the Employer on the date on which the Employer’s Liability becomes due.

4.2

Any reference to the Company and/or the Employer shall include that entity’s successors in title and assigns as permitted in accordance with the terms of the Plan and relevant award agreement. This Election will continue in effect in respect of any awards which replace the Awards in circumstances where section 483 of ITEPA 2003 applies.

4.3	This Election will continue in effect until the earliest of the following:

(i)	Participant and the Company agree in writing that it should cease to have effect;

(ii)	on the date the Company serves written notice on Participant terminating its effect;

(iii)	on the date Her Majesty’s Revenue & Customs withdraws approval of this Election; or

(iv)

after due payment of the Employer’s Liability in respect of the entirety of the Awards to which this Election relates or could relate, such that the Election ceases to have effect in accordance with its terms.

4.4	This Election will continue in force regardless of whether Participant ceases to be an employee of the Employer.

[Signature page follows]

Acceptance by Participant

Participant acknowledges that, by clicking on the “ACCEPT” box, Participant agrees to be bound by the terms of this Election.

Acceptance by the Company

The Company acknowledges that, by signing this Election or arranging for the scanned signature of an authorized representative to appear on this Election, the Company agrees to be bound by the terms of this Election.

Signature for and on behalf of the Company

Position

Schedule of Employer Companies

The employer companies to which this Election relates are:

Name	Ambarella Limited
Registered Office:	Unit 1204-5, 12/F., Nanyang Plaza 57 Hung To Road Kwun Tong, Kowloon Hong Kong
Company Registration Number:	1357688
Corporation Tax Reference:	27/51068667
PAYE Reference:	120/AB61129